Exhibit 99.1

 Transatlantic Holdings, Inc. Estimates Impact of Catastrophe Losses and Announces First Quarter Earnings Release Date

    NEW YORK--(BUSINESS WIRE)--April 13, 2005--Transatlantic Holdings, Inc. (NYSE: TRH) announced today that it presently expects to report net catastrophe losses in its first quarter 2005 results of approximately $19 million after tax, principally resulting from European Windstorm Erwin.
    A press release announcing first quarter 2005 earnings is scheduled to be issued on April 21, 2005.

    Caution concerning forward-looking statements:

    This press release contains forward-looking statements, including expectations regarding the aggregate net impact on operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2004 and its past and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. TRH has consolidated assets of $10.6 billion and stockholders' equity of $2.6 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich, are rated "A+ (Superior)" by A.M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Aa2 ("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

    Visit - www.transre.com - for additional information about TRH.

    CONTACT: Transatlantic Holdings, Inc.
             Steven S. Skalicky, 212-770-2040